Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2009 RESULTS
MIDLAND, Texas — July 29, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2009.
Basic reported a net loss of $21.2 million, or $0.54 per diluted share for the second quarter of 2009 on revenues of $118.8 million. In the comparable quarter last year, Basic reported net income of $18.7 million, or $0.45 per diluted share, on revenues of $251.5 million. Last year’s second quarter included $4.2 million of after-tax merger related charges; excluding those charges, net income was $22.9 million, or $0.55 per diluted share.
EBITDA (defined as net income before interest, taxes, depreciation and amortization) for the second quarter of 2009 was $3.1 million, or 2.6% of revenue, compared to $65.0 million, or 25.9% of revenue, in the same period in 2008. Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, and also excludes the 2009 pre-tax goodwill impairment charge and 2008 pre-tax merger cost) for the 2009 second quarter was $3.0 million compared to $71.6 million in the comparable quarter of 2008. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
For the six-month period ended June 30, 2009, Basic generated a loss of $37.2 million, or 0.93 per diluted share, excluding the impact of a $166.9 million after-tax ($204.0 million pre-tax) non-cash goodwill impairment charge. Net loss as reported for the 2009 six-month period was $204.1 million. During the comparable period last year, Basic generated income of $42.6 million, or $1.02 per diluted share, before merger related costs. Including the $4.2 million of after-tax merger related charges, net income for the first six months of 2008 was $38.4 million, or $0.92 per diluted share. Revenues declined 43% to $273.5 million in the first six months of 2009, compared to $481.4 million in the same period of 2008.
Basic recognized an effective tax benefit rate of 22% in the first six months of 2009 compared to a tax rate of 38% in the first six months of 2008. The low effective tax benefit rate in the first half of 2009 was primarily due to the $204.0 million goodwill impairment charge. The tax deductibility of the impairment charge was determined by the taxable basis of the goodwill considered to be impaired. A portion of the Company’s goodwill was not tax-deductible, which decreased the benefit of the effective tax rate. Excluding the impact of the goodwill impairment charge, the effective tax rate for the first half of 2009 would have been a benefit of 37%.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “As previously disclosed, the second quarter proved to be challenging due to current economic conditions and volatile commodity prices. We experienced soft demand in all our geographic markets and service lines with revenue declining 23% sequentially. Although demand improved modestly toward the end of the quarter, pricing eroded as we aggressively matched our competitors’ pricing in order to protect market share and our current labor force. We believe pricing has now stabilized in most markets as service companies have generally reduced pricing as low as current activity and cost structures allow.
“During the second quarter we made significant reductions to our labor force and cost structure to match the demand for our services. We have reduced headcount by more than 27% from the 2008 peak, reduced payroll expense by approximately 40% and driven down the cost of purchased goods and services. The full impact of those cost reductions will be reflected in our third quarter results.
“We also continued to reduce our capital expenditures as the relatively young age of our fleet allowed us to spend less than $4.7 million supporting our existing fleet. The remaining $8.8 million in capital spending was related to completing several projects commenced in 2008 and adding a few strategic assets such as new salt water disposal facilities to improve our competitive positioning. Capital spending for the remainder of the year will be similarly restricted.
“For the remainder of 2009, we expect modest improvement in our operating environment. Oil prices above $50 per barrel should support strong demand for oil well maintenance services and capital spending for oil-related projects will likely continue to expand. In fact, through July we have seen an increase in activity for oil-related drilling and workover projects. Natural gas prices however, are not likely to support a significant increase in activity until mid-2010. With that demand outlook, we expect utilization to trend gradually higher but pricing to remain soft as competition remains fierce in all markets.
“Despite the tough market conditions, we are pleased to have announced the senior secured bond offering that is scheduled to close on July 31, 2009. Our June 30, 2009 cash balance pro forma for this offering is approximately $163 million and we will have no principal payments related to our long-term debt until August 2014. We believe this level of liquidity uniquely positions our company to withstand any reasonable projection of a protracted down cycle in the industry.”
Business Segment Results
Well Servicing
Well servicing revenues declined approximately 59% to $36.4 million during the second quarter of 2009 compared to $89.0 million in the same period last year and $48.8 million in the first quarter of 2009. At June 30, 2009, the well servicing rig count was 414. The weighted average number of well servicing rigs was 414 during the second quarter of 2009 compared to 403 during the same period in 2008 and unchanged from the first quarter of 2009.
Revenue per well servicing rig hour declined to $329 during the second quarter of 2009 compared to $400 in the same period in 2008 and $369 in the first quarter of 2009. Well servicing rig utilization declined to 37% in the second quarter of 2009 compared to 77% in the second quarter of 2008 and 45% in the first quarter of 2009.
Well servicing segment profit in the second quarter of 2009 was $8.6 million compared to $33.7 million in the same period in 2008 and $11.9 million in the first quarter of 2009. Due to the well services operating team’s focus on managing costs in a challenging environment, segment profit margins remained at 24% of revenue in the second quarter of 2009, consistent with the segment profit margin that was produced in the first quarter of 2009, but down from 38%, which was achieved in the second quarter of 2008. The year-over-year decrease was due mainly to declining utilization and reduced pricing for well servicing rig services.
Fluid Services
Fluid services revenue in second quarter of 2009 was $49.1 million compared to $72.6 million in the same period in 2008 and $65.0 million in the first quarter of 2009. Basic added nine new trucks and retired 17 trucks during the second quarter of 2009, bringing the total number of fluid services trucks to 805 as of June 30, 2009. Weighted average number of fluid services trucks increased 22% to 808 during the second quarter of 2009 compared to 663 during the same period in 2008, mainly due to the trucks acquired in the Azurite acquisition in September 2008.
Average revenue per fluid services truck was $61,000 in the second quarter of 2009, down 44% compared to $109,000 in the same period in 2008 and declining 24% compared to $80,000 in the first quarter of 2009. Segment profit in the second quarter of 2009 was $13.7 million, or 28% of revenue, compared to $24.0 million, or 33% of revenue, in the same period in 2008 and $20.4 million, or 31% of revenue, in the first quarter of 2009. Continued weakness in drilling activity during the second quarter resulted in lower truck utilization and pricing as well as a drop in well site construction services, which caused lower revenue and segment profit per fluid service truck.
Completion & Remedial Services
Completion and remedial services revenues during the second quarter of 2009 declined to $29.4 million from $79.6 million in the same period in 2008 and $37.3 million in the first quarter of 2009. Segment profit in the second quarter of 2009 dropped to $7.9 million, or 27% of revenue, compared to $36.9 million, or 46% of revenue, in the same period in 2008 and $11.4 million, or 31% of revenue, in the first quarter of 2009. The drop in revenue and segment profit compared to the same quarter last year and sequentially was attributable to declining activity levels and lower pricing, both in the pressure pumping and wireline, and fishing and rental tool service lines. As of June 30, 2009, Basic had approximately 139,000 hydraulic horsepower of pressure pumping capacity compared to approximately 128,000 hydraulic horsepower as of June 30, 2008.
Contract Drilling
Contract drilling revenues declined to $4.0 million during the second quarter of 2009 compared to $10.3 million in the comparable quarter in 2008, as rig operating days declined 55% to 314 days in the second quarter of 2009 from 699 in the same quarter last year. Sequentially, revenues for this segment rose 10% compared to the first quarter of 2009. Segment profit in the second quarter of 2009 declined to $650,000 versus $2.8 million during the second quarter of 2008, but rose compared to the $370,000 generated in the first quarter of 2009. The sequential rise in segment profit was primarily a result of the increase in drilling rig operating days.
Basic operated nine drilling rigs during the second quarter of 2009, the same as in the second quarter last year and in the first quarter of 2009.
Capital Expenditures
During the first half of 2009, Basic’s total capital expenditures, including capital leases, were approximately $39 million, comprised of $13 million for expansion projects, $20 million for sustaining and replacement projects, and $6 million for other projects. Expansion capital spending included approximately $6 million for the fluid services segment and $7 million for the completion and remedial services segment. Other capital expenditures of $6 million were mainly for facilities and IT infrastructure.
As already announced, Basic plans to spend a total of approximately $57.5 million for capital expenditures during 2009, approximately $40.0 million will be paid for by operating cash flow and $17.5 million will be financed through capital leases. Included in the 2009 plan for capital expenditures is $25 million to complete 2008 projects. In 2008, total capital expenditures, including capital leases but excluding acquisitions, were $143 million.
Recent Events
On July 23, 2009, Basic Energy Services, Inc. announced that it priced a private offering of $225 million of Senior Secured Notes due 2014, which will bear interest at a rate of 11.625% per annum. The notes are being sold at 94.621% of their face amount. Basic Energy Services expects to close the sale of the notes on July 31, 2009, subject to the satisfaction of customary closing conditions. Basic Energy Services intends to use the net proceeds from the proposed offering to repay all outstanding indebtedness under its revolving credit facility. After the outstanding indebtedness under the credit facility has been repaid, Basic will terminate its $225 million credit facility. In the third quarter of 2009, Basic will record a write-off of approximately $3.5 million of unamortized debt issuance costs associated with the terminated credit facility.
The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
Basic Energy Services provides well site services essential to maintaining production of oil and gas wells within its operating area. The company employs approximately 3,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.

Conference Call
Basic will host a conference call to discuss its second quarter 2009 results on Thursday, July 30, 2009, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9866 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 6, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4107764#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2008, subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Well servicing	$36,399	$89,018	$85,213	$169,537
Fluid services	49,088	72,581	114,065	143,980
Completion and remedial services	29,373	79,579	66,632	148,037
Contract drilling	3,988	10,344	7,626	19,841

Total revenues	118,848	251,522	273,536	481,395

Expenses:
Well servicing	27,825	55,293	64,742	103,759
Fluid services	35,381	48,554	79,968	94,987
Completion and remedial services	21,484	42,651	47,378	78,439
Contract drilling	3,338	7,529	6,607	14,589
General and administrative (1)	27,424	26,811	56,503	52,663
Depreciation and amortization	32,413	28,732	65,150	56,764
(Gain) loss on disposal of assets	474	(809)	1,339	(584)
Goodwill Impairment	(82)	—	204,014	—

Total expenses	148,257	208,761	525,701	400,617

Operating income (loss)	(29,409)	42,761	(252,165)	80,778

Other income (expense):
Interest expense	(5,974)	(6,453)	(11,710)	(13,802)
Interest income	173	471	393	1,172
Other income (expense)	118	(6,469)	252	(6,431)

Income (loss) from continuing operations before income taxes	(35,092)	30,310	(263,230)	61,717
Income tax benefit (expense)	13,856	(11,597)	59,169	(23,348)

Net income (loss)	$(21,236)	$18,713	$(204,061)	$38,369

Earnings (loss) per share of common stock:
Basic	$(0.54)	$0.46	$(5.13)	$0.94

Diluted	$(0.54)	$0.45	$(5.13)	$0.92

Other Financial Data:
EBITDA (2)	$3,122	$65,024	$(186,763)	$131,111
Adjusted EBITDA (2)	3,040	71,599	17,251	137,686
Capital expenditures:
Acquisitions, net of cash acquired	40	24,381	1,190	51,239
Property and equipment	11,403	26,596	25,187	45,023

	As of
	June 30,	June 30,
	2009	2008
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$134,304	$77,784
Net property and equipment	714,560	665,922
Total assets	1,068,393	1,209,776
Total long-term debt	451,958	412,846
Total stockholders’ equity	387,219	566,683

	Three months		Six months
	Ended June 30,		Ended June 30,
Segment Data:	2009	2008	2009	2008
Well Servicing
Weighted average number of rigs	414	403	414	398
Rig hours (000’s)	110.5	222.3	242.8	424.8
Rig utilization rate	37.3%	77.1%	41.0%	74.6%
Revenue per rig hour	$329	$400	$351	$399
Well servicing rig profit per rig hour	$78	$152	$84	$155
Segment profits as a percent of revenue	23.6%	37.9%	24.0%	38.8%

Fluid Services
Weighted average number of fluid services trucks	808	663	811	654
Revenue per fluid services truck (000’s)	$61	$109	$141	$220
Segment profits per fluid services truck (000’s)	$17	$36	$42	$75
Segment profits as a percent of revenue	27.9%	33.1%	29.9%	34.0%

Completion and Remedial Services
Segment profits as a percent of revenue	26.9%	46.4%	28.9%	47.0%

Contract Drilling
Weighted average number of rigs	9	9	9	9
Rig operating days	314	699	562	1,344
Revenue per day	$12,700	$14,800	$13,600	$14,800
Drilling rig profit per day	$2,100	$4,000	$1,800	$4,000
Segment profits as a percent of revenue	16.3%	27.2%	13.4%	26.5%

(1)	Includes approximately $1,290,000 and $1,184,000 of non-cash compensation expense for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, it includes approximately $2,665,000 and $2,264,000 of non-cash expense, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(21,236)	$18,713	$(204,061)	$38,369
Income taxes	(13,856)	11,597	(59,169)	23,348
Net interest expense	5,801	5,982	11,317	12,630
Depreciation and amortization	32,413	28,732	65,150	56,764

EBITDA	$3,122	$65,024	$(186,763)	$131,111

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009:

	Three months		Three months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(21,236)	$18,713	$(204,061)	$38,369
Goodwill impairment	(82)	—	204,014	—
Merger-related costs		6,575		6,575
Income taxes	(13,856)	11,597	(59,169)	23,348
Net interest expense	5,801	5,982	11,317	12,630
Depreciation and amortization	32,413	28,732	65,150	56,764

Adjusted EBITDA	$3,040	$71,599	$17,251	$137,686

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the items represented by the goodwill impairment charges in 2009.
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